SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No.1)


                              Occam Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    67457P309
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No.   67457P309
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Herbert Chen

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     842,488

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     842,488

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     842,488

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.2%

12.  TYPE OF REPORTING PERSON*

     IN
________________________________________________________________________________

CUSIP No.   67457P309
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     John Lattanzio

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     842,488

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     842,488

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     842,488

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.2%

12.  TYPE OF REPORTING PERSON*

     IN
________________________________________________________________________________

CUSIP No.   67457P309
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Lattanzio Chen Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     842,488

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     842,488

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     842,488

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.2%

12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________

CUSIP No.   67457P309
            ---------------------

Item 1(a).  Name of Issuer:

            Occam Networks, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:


            77 Robin Hill Road
            Santa Barbara, California 93117
            ____________________________________________________________________


Item 2(a).  Name of Person Filing:


            Herbert Chen
            John Lattanzio
            Lattanzio Chen Management, LLC
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:


            650 Madison Avenue, 17th Floor
            New York, New York 10022
            ___________________________________________________________________

Item 2(c).  Citizenship:


            Herb Chen - United States
            John Lattanzio - United States
            Lattanzio Chen Management, LLC - Delaware
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Common Stock
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            67457P309
            ____________________________________________________________________


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Herb Chen - 842,488
          John Lattanzio - 842,488
          Lattanzio Chen Management, LLC - 842,488
          ____________________________________________________________

     (b)  Percent of class:

          Herb Chen - 4.2%
          John Lattanzio - 4.2%
          Lattanzio Chen Management, LLC - 4.2%
          ____________________________________________________________

     (c)  Number of shares as to the Reporting Person has:

          (i)   Sole power to vote or to direct the vote

                        Herb Chen - 0
                        John Lattanzio - 0
                        Lattanzio Chen Management, LLC - 0
          ____________________________________________________________


          (ii)  Shared power to vote or to direct the vote

                        Herb Chen - 842,488
                        John Lattanzio - 842,488
                        Lattanzio Chen Management, LLC - 842,488
         ____________________________________________________________


          (iii) Sole power to dispose or to direct the disposition of

                        Herb Chen - 0
                        John Lattanzio - 0
                        Lattanzio Chen Management, LLC - 0
          ____________________________________________________________

          (iv) Shared power to dispose or to direct the disposition of

                        Herb Chen - 842,488
                        John Lattanzio - 842,488
                        Lattanzio Chen Management, LLC - 842,488
          ____________________________________________________________

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].


         _______________________________________________________________________


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         _______________________________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         _______________________________________________________________________


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to Sec.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Sec.240.13d-1(c) or Sec.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         _______________________________________________________________________


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ______________________________________________________________________

Item 10.  Certifications.

     Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 13, 2009
                                        ________________________
                                               (Date)

                                        /s/ Herbert Chen
                                        ----------------
                                        Herbert Chen


                                        /s/ John Lattanzio
                                        ------------------
                                        John Lattanzio


                                        Lattanzio Chen Management, LLC

                                        By:  /s/ Herbert Chen
                                             ----------------
                                                 Herbert Chen
                                                 Managing Member

                                                                       Exhibit A


                                    AGREEMENT

The undersigned agree that this Schedule 13G dated February 13, 2009 relating to the Common Stock of Occam Networks, Inc. shall be filed on behalf of the undersigned.

                                         February 13, 2009
                                         _____________________
                                                (Date)

                                        /s/ Herbert Chen
                                        ----------------
                                        Herbert Chen


                                        /s/ John Lattanzio
                                        ------------------
                                        John Lattanzio


                                        Lattanzio Chen Management, LLC

                                        By:  /s/ Herbert Chen
                                             ----------------
                                                 Herbert Chen
                                                 Managing Member


SK 01127 0002 963991